UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Microsoft Corporation

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[The following is the text of an email sent by John G. Connors, Microsoft’s Senior Vice President and Chief Financial Officer, to all employees on September 29, 2004]

Every year at this time shareholders are given the opportunity to participate directly in the governance of the Company through the proxy voting process. Over the next few weeks, shareholders will receive a proxy statement from the Company and will be asked to vote on a number of key items that affect the Company. The proxy statement is a document that Microsoft is required to file with the Securities and Exchange Commission (SEC), and contains information that must be provided to shareholders before they vote - by proxy - on company matters.

If you own Microsoft shares, your involvement in the proxy voting process is important and I would encourage you to vote your proxy and take an active role in the overall governance of our company.

This year, shareholders are asked to consider and vote on the following matters:

1.	Election of directors.

2.	Proposed amendments to the 2001 Stock Plan and the 1991 Stock Option Plan.

3.	Proposed amendments to the 1999 Stock Plan for Non-Employee Directors, the Stock Option Plan for Non-Employee Directors, and the Stock Option Plan for Consultants and Advisors.

4.	A proposal for approval of the material terms of the performance criteria for awards under the 2001 Stock Plan.

5.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor.

I would like to highlight two particularly important items that appear on this years’ proxy: the amendments to the Microsoft 2001 Stock Plan and 1991 Stock Option Plan, and the amendments to the Microsoft 1999 Stock Plan and Stock Option Plan for Non-Employee Directors.

Since stock options and stock awards are not eligible to receive dividends, our Board has approved plan amendments and award adjustments that would ensure that employees, directors, consultants, and advisors that hold awards are not disadvantaged by our planned $3 per share special dividend. The Board and management determined that it would be appropriate to present the amendments to the shareholders for their approval.

By voting in favor of these proposals (#2 and #3), you are voting for amendments to the stock plans that will allow the adjustment of vested and unvested stock options and unvested stock awards to maintain their economic value after the special dividend equivalent to the pre-dividend value.

Please take a moment to review the proxy materials you will receive and vote on these important matters. Details on how you will be able to vote your proxy are explained below.

You may review the 2004 Proxy Statement in its entirety at:

http://www.microsoft.com/msft/SEC/FY04/proxy2004.mspx

Along with a copy of the proxy statement, shareholders will also receive our 2004 Annual Report, which can be reviewed at:

http://www.microsoft.com/msft/ar.mspx

Thank you,

John Connors

HOW WILL I RECEIVE THE PROXY MATERIALS?

You will receive your proxy materials via an electronic link (sent to you via email) or in the mail, depending on where your Microsoft shares are held.

If you are holding shares through a Microsoft-sponsored employee plan*, you will soon receive an email with proxy voting instructions from our transfer agent, Mellon Investor Services.

The email message will come directly from vdirect@melloninvestor.com, and will contain a link to a secure website where you will be able to vote your proxy on-line. Microsoft Investor Relations has authorized Mellon Investor Services to send this email to you.

Offering this on-line voting capability streamlines proxy voting and reduces the expense of printing and mailing the proxy package.

*	Employee holdings at Fidelity (401(k), ESPP and, vested stock awards) and/or Salomon Smith Barney (shares from exercised options, vested stock awards) have been consolidated along with any registered holdings at Mellon Investor Services. If you have shares at any of these institutions as of the September 10th annual meeting record date you will receive an email with links to your proxy ballot. You will not receive a hard copy mailing.

If you hold shares through a private broker or bank, including the listed brokers above, outside of these programs, you should receive the hard copy edition of the proxy statement and the annual report in the mail. Look for the instructions in your package on how to vote your proxy on-line and consent to receive email notifications in the future.

WHAT IF I DIDN’T RECEIVE THE PROXY MATERIALS ON-LINE?

Some possible reasons for not receiving an on-line proxy:

1.	Employee stock options are not eligible for voting on proxy issues.

2.	Unvested stock awards are not eligible for voting on proxy issues.

3.	The matching process done by Mellon sometimes includes social security numbers: most international employees do not have social security numbers.

4.	Fidelity or Salomon Smith Barney do not have the shareholder coded as an employee on their system, and therefore do not pass on the name to Mellon for the on-line proxy matching program.

If you fall into category 3 or 4 above, you should receive the proxy statement and annual report in the mail. If you wish to vote your proxy on-line, review the instructions provided in the mailed package.

If you did not receive the proxy materials (on-line or hard copy) and believe that you should have, or if you have questions on this program, please send an email to denniem@microsoft.com.